UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 31, 2006

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

On May 31, 2006, the Board of Directors of Zumiez Inc. (the “Company”) approved the compensation structure set forth below for members of the Company’s Board of Directors.

Annual Retainer – Each non-management Director will receive an annual retainer in lieu of payments for each Board and committee meeting attended. Committee chairs will receive a larger annual retainer reflecting the additional responsibility. The following schedule summarizes the compensation structure for the annual retainer:

Board Member and non-chair committee member	$30,000
Board Member and Chair of Compensation committee	$32,000
Board Member and Chair of Nominating committee	$32,000
Board Member and Chair of Audit committee	$42,000

Payment of the annual retainer will be timed to coincide with one of the Company’s open trading windows, but generally will not be paid later than one month following the Company’s annual shareholders meeting. Directors who are appointed in an interim period will receive a prorated amount based on the number of Board meetings that they are able to attend for that year. Federal and state taxes will be payable personally by each director on the retainer.

Stock Compensation – Each non-management director will receive a one-time stock option grant of 10,000 shares at the fair market value at the time of grant. The grant will generally occur at the first Board meeting following the directors’ election to the Board or in conjunction with the Board meeting around the Company’s annual shareholders meeting. The grant of options will vest annually over each director’s three-year term.

A director serving a partial term (because directors are initially appointed to the Board in one of three classes or because they are filling the term of a director who has resigned) will still receive the full initial allotment of stock options vesting over a three year term. If the director does not stand for election at the end of the partial term, the director will lose the unvested portion of the stock option grant. If the director is elected to a full three year term after the expiration of the partial term, then the director will receive a prorated grant for the years not covered by the initial grant.

Additionally, in the second and third years of the director’s three-year term, each director will be granted an additional stock option grant of 2,000 shares at the fair market value at the time of grant, which option grant will vest one year from the date of grant. The grant of these subsequent stock option grants will generally occur at the Board meeting around the time of the annual shareholders meeting.

Travel Expenses – Zumiez will pay reasonable travel expenses for each director for travel to and from Board and committee meetings. The Company will also cover reasonable travel expenses for each director to attend major Company training events.

Product Discount – Directors will receive the same discount privileges as the Company’s store managers and home office staff to encourage directors to shop our stores and web site. Generally the discount is 50% off of original retail on soft goods and 40% off of original retail on hard goods subject to periodic revisions.

In accordance with the director compensation policy set forth above, the Board granted stock options on May 31, 2006 to the following non-management Board members:

Thomas Davin	10,000 shares
Gerald Ryles	10,000 shares
Matthew Hyde	10,000 shares
James Weber	10,000 shares
Bill Barnum	10,000 shares

Each of the stock options granted above has an exercise price of $33.59, which is the closing price on the Nasdaq Stock Market on May 31, 2006. Each option vests one-third per year over the three year term of the option.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: June 5, 2006	By:	/s/ Richard M. Brooks
Richard M. Brooks
President and Chief Executive Officer